Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
WEST-CORE DRILLING. INC.

Ian Founder, Craig W, Ki dwell, JefTery Camsell, and Travis Stephenson of West-Core Drilling, Inc., do hereby respectfully show and certify as follows:

1.
That at a duly called special meeting of the members of the above-named Corporation (hereinafter "Company") held on the 1st day of August, 2009, with a quorum present, said board of directors, for the purpose of Amending the Articles of Incorporation of West-Core Driling, Inc.;

2,	That as of the date of this certificate, no stock of teh corporation has been issued;

2,	That all members of the board of directors have waived notice of this special meeting; and,

3.	That, by unanimous vote of all directors present, representing at least 2/3 of the board of directors, duly adopted the following resolution, to wit:

RESOLVED, that the Company shall change SECTION 3, SHARES, of its ARTICLES OF INCORPORATION dated April 18, 2008, to authorize the Company to issue 75,000,000 shares at $ .001 par value.

3. SHARES:	Number of shares with Par Value: 75,000,000

Par Value per share: $ .001

Number of shares without par value: -0-

IN WITNESS WHEREOF, we have hereunto set our hands this 1st day of August, 2009.

WEST-CORE DRILLING, INC., a Nevada corporation